SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         ANCHOR FINANCIAL CORPORATION
------------------------------------------------------------------------------

                                Tommy E. Looper
 ------------------------------------------------------------------------------
Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------
(2) Aggregate number of securities to which transactions applies:

------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------
(5) Total fee paid:

------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.

  (1) Amount previously paid:

     -------------------------------------------------------------------------

  (2) Form, schedule or registration statement no.:

     -------------------------------------------------------------------------
  (3) Filing party:

     -------------------------------------------------------------------------

  (4) Date filed:

     -------------------------------------------------------------------------

                         ANCHOR FINANCIAL CORPORATION
                                2002 Oak Street
                      Myrtle Beach, South Carolina 29577



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Anchor Financial Corporation will be held on Tuesday, April 27, 1999 at 4:00 p.m. local time, at the Myrtle Beach Convention Center, 2100 North Oak Street, Myrtle Beach, South Carolina 29577. At the meeting, shareholders will act on the following matters:

  1. To fix the number of Directors to be elected at ten and to elect ten persons as Directors;

  2. To consider and adopt the proposed Anchor Financial Corporation 1999 Long Term Incentive Plan, to be effective April 27, 1999;

  3. To transact whatever other business that may properly be brought before the meeting or any adjournment of the meeting.

     Shareholders of record at the close of business on March 1, 1999, are entitled to vote at the meeting. The Stock Transfer Book of the Corporation will not be closed.

   A copy of the Corporation's 1998 Annual Report to Shareholders is enclosed with this Proxy Statement.



                                        By Order of the Board of Directors



                                        STEPHEN L. CHRYST
                                        Chairman of the Board,
                                        President and Chief Executive Officer

Myrtle Beach, South Carolina
March 30, 1999

You are urged to date, sign and promptly return the enclosed proxy even if you plan to attend the annual meeting. Your proxy can be withdrawn at any time prior to its exercise.

                               TABLE OF CONTENTS



                                                                                PAGE
                                                                               -----
ABOUT THE MEETING ..........................................................     1
  When and where are the annual meeting? ...................................     1
  What is the purpose of the annual meeting? ...............................     1
  Who is entitled to vote? .................................................     1
  Who can attend the meeting? ..............................................     1
  What constitutes a quorum? ...............................................     1
  How do I vote? ...........................................................     1
  Can I change my vote after I return my proxy card? .......................     2
  What are the Board's recommendations? ....................................     2
  What vote is required to approve each item? ..............................     2
  Who pays the costs of soliciting proxies? ................................     2
STOCK OWNERSHIP ............................................................     3
  Who are the largest owners of the Corporation's stock? ...................     3
  How much stock do the Corporation's directors and executive officers own?      3
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ....................     6
ITEM 1 -- ELECTION OF DIRECTORS ............................................     6
  Information Regarding the Board and Directors Standing for Election ......     6
  Committees of the Board ..................................................     8
  Certain Relations and Related Transactions ...............................     9
  Executive Compensation ...................................................     9
   Compensation Committee Report of Executive Compensation .................     9
   Executive Compensation Table ............................................    12
   Option Grants for Fiscal 1998 ...........................................    14
   Option Exercises and Values for Fiscal 1998 .............................    14
  Comparative Performance Graph ............................................    14
ITEM 2 -- PROPOSAL FOR LONG TERM INCENTIVE PLAN ............................    15
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS ..................................    19
OTHER MATTERS ..............................................................    19
ADDITIONAL INFORMATION .....................................................    20

EXHIBIT A -- Anchor Financial Corporation 1999 Long Term Incentive Plan ....    A-1

                         ANCHOR FINANCIAL CORPORATION
                                2002 Oak Street
                      Myrtle Beach, South Carolina 29577


                                PROXY STATEMENT

This Proxy Statement and the enclosed proxy are being sent to shareholders on or about March 30, 1999.


                               ABOUT THE MEETING

When and Where are the Annual Meeting?

     The annual meeting will be held at 4:00 p.m. local time on Tuesday, April 27, 1999, at the Myrtle Beach Convention Center, 2100 North Oak Street, Myrtle Beach, South Carolina.


What is the Purpose of the Annual Meeting?

     At the annual meeting, you are being asked to elect directors and consider and approve a proposed long term incentive plan. In addition, management will report on the performance of the Corporation during fiscal 1998 and respond to questions from shareholders.


Who is Entitled to Vote?

     A shareholder is entitled to one (1) vote, in person or by proxy, at the annual meeting for each share of common stock of the Corporation held of record in his or her name at the close of business on the record date, March 1, 1999. In the election of each director and in all other matters which come before the meeting, each shareholder is entitled to one vote for each share of stock owned.


Who can Attend the Meeting?

     All shareholders as of March 1, 1999, or their duly appointed proxies, may attend the meeting.


What Constitutes a Quorum?

     Presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote at the annual meeting is necessary for a quorum to exist at the meeting. At the close of business on March 1, 1999, the Corporation had 50,000,000 shares of common stock authorized, no par value per share, of which 6,553,561 shares were issued and outstanding, and 503,838 shares were subject to options of which 483,518 were exercisable within sixty days. The Corporation's common stock is the only class of stock outstanding.


How Do I Vote?

     If you complete and properly sign the accompanying proxy card and return it to the Corporation, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy in person. "Street name" (that is, through a broker or other nominee) shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. If you give no directions on your proxy, the shares represented by your proxy will be voted FOR the nominees for directors listed in this proxy statement and FOR approval of the proposed long term incentive plan.

Can I Change My Vote After I Return My Proxy Card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is voted by filing with the Secretary of the Corporation either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.


What are the Board's Recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote according to the recommendations of the Board of Directors. The Board recommends a vote FOR:

     o Election of the nominated slate of directors;

     o Approval of the proposed long term incentive plan.

     If any other matters properly come before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.


What Vote is Required to Approve Each Item?

     Election of Directors. For a nominee to be elected as a director, holders of a majority of the outstanding shares must vote in favor of the nominee. A properly executed proxy marked "WITHHOLD AUTHORITY" on the election of one or more directors will not be voted for the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     Other Items. For each other item to be approved, the holders of a majority of the outstanding shares must vote in favor of it. A properly executed proxy marked "ABSTAIN" on any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the matters to be acted upon. Therefore, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not count in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.


Who Pays the Costs of Soliciting Proxies?

     The enclosed proxy is solicited by the Board of Directors of the Corporation. The Corporation will bear the costs of soliciting proxies for the meeting. In addition to soliciting proxies by mail, the Corporation's directors, officers, and employees may solicit proxies personally or by telephone or fax. No director, officer or employee of the Corporation who solicits proxies will receive any compensation for their solicitation other than their regular compensation for the positions they hold. The Corporation does not intend to pay any compensation to any other persons for solicitation of proxies. However, it will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses to mail proxy materials for beneficial owners.

                                STOCK OWNERSHIP

Who are the Largest Owners of the Corporation's Stock?

     As of March 1, 1999, The Anchor Bank Employee Stock Ownership Plan beneficially owned 361,685 shares (5.14%) of the Corporation's outstanding common stock and stock options exercisable within sixty days, including 66,355 (0.94%) unallocated shares. To the knowledge of the management of the Corporation, as of March 1, 1999, no other shareholder owned beneficially more than five percent (5%) of the Corporation's outstanding common stock.


How Much Stock Do the Corporation's Directors and Executive Officers Own?

     As of March 1, 1999, the Board of Directors of the Corporation beneficially owned 897,168 shares (12.75%), directly and indirectly, of the Corporation's issued and outstanding common stock and stock options exercisable within sixty days. Five members of the Board of Directors, as trustees, also have voting power as to 66,355 (0.94%) unallocated shares owned by The Anchor Bank Employee Stock Ownership Plan.

                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the shares of the Corporation's common stock owned beneficially by each director and executive officer and directors and executive officers of the Corporation as a group as of March 1, 1999.



                                                                          NUMBER OF SHARES         PERCENTAGE OF
                                                                            BENEFICIALLY       OUTSTANDING SHARES OF
SHAREHOLDER                                                                     OWNED            COMMON STOCK (1)
----------------------------------------------------------------------   ------------------   ----------------------
C. Jason Ammons, Jr.* ................................................        144,403 (2)               2.05%
Howell V. Bellamy, Jr. ...............................................         14,581 (3)               0.21%
W. Cecil Brandon, Jr. ................................................         28,107 (4)               0.40%
James E. Burroughs ...................................................          1,243 (5)               0.02%
C. Donald Cameron ....................................................         11,095 (6)               0.16%
Mason R. Chrisman* ...................................................         40,142 (7)               0.57%
Stephen L. Chryst ....................................................        156,937 (8)               2.23%
Robert E. Coffee, Jr. ................................................         81,418 (9)               1.16%
Robin H. Dial* .......................................................          2,859 (10)              0.04%
Chester A. Duke* .....................................................         18,233 (11)              0.26%
Robert R. DuRant, III ................................................         74,841 (12)              1.06%
J. Bryan Floyd .......................................................         73,652 (13)              1.05%
Tommy E. Looper* .....................................................         94,782 (14)              1.35%
Charles B. McElveen* .................................................          8,308 (15)              0.12%
W. Gairy Nichols, III* ...............................................         54,791 (16)              0.78%
Ruppert L. Piver .....................................................         16,570                   0.24%
Thomas J. Rogers* ....................................................         27,839 (17)              0.40%
John C. B. Smith, Jr.* ...............................................         50,863 (18)              0.72%
Albert A. Springs, III ...............................................         44,210                   0.63%
J. Roddy Swaim .......................................................         26,921 (19)              0.38%
Arthur P. Swanson* ...................................................         34,165 (20)              0.49%
Harry A. Thomas ......................................................         47,467 (21)              0.67%

All directors and executive officers as a group (22 persons) .........      1,053,427                  14.97%

----------
 (*) Nominee for election.

 (1) The calculation is based on 6,533,561 shares of outstanding common stock and 483,518 shares of common stock that can be acquired within 60 days upon the exercise of stock options. Five members of the Board of Directors, as trustees, also have voting power as to 66,355 (0.94%) unallocated shares owned by The Anchor Bank Employee Stock Ownership Plan.

 (2) This includes 46,990 shares owned by Sea Mist Resort, of which Mr. Ammons is the owner.

 (3) This includes 101 shares owned by Mr. Bellamy's spouse.

 (4) This includes 1,257 shares owned by Mr. Brandon's spouse.

 (5) This includes 919 shares owned by Windjammer Village, of which Mr. Burroughs is the president.

 (6) This includes 63 shares owned by Inlet Development Corporation, of which Mr. Cameron is the president and 637 shares owned by Mr. Cameron's spouse.

 (7) This includes 1,767 shares of common stock issuable to Mr. Chrisman under the Corporation's stock option plans and 2,632 shares owned by Mr. Chrisman's spouse.

 (8) This includes 34,034 shares owned by Mr. Chryst through the Employee Stock Ownership Plan, 95,480 shares of common stock issuable to Mr. Chryst under the Corporation's stock option plans, 2,071 shares owned by Mr. Chryst's spouse, and 500 shares that Mr. Chryst's spouse holds as custodian for the benefit of his children.

 (9) This includes 3,319 shares owned by Mr. Coffee through the Employee Stock Ownership Plan, 33,600 shares of common stock issuable to Mr. Coffee under the Corporation's stock option plans, 12,011 shares owned by Mr. Coffee's spouse, and 1,359 shares owned by Mr. Coffee's child.

 (10) This includes 1,045 shares of common stock issuable to Mr. Dial under the Corporation's stock option plans.

 (11) This includes 128 shares owned by Mr. Duke through the Employee Stock Ownership Plan, 11,745 shares of common stock issuable to Mr. Duke under the Corporation's stock option plans, and 234 shares owned by Mr. Duke's spouse.

 (12) This includes 11,747 shares owned by Mr. DuRant through the Employee Stock Ownership Plan, 55,300 shares of common stock issuable to Mr. DuRant under the Corporation's stock option plans, and 33 shares owned by Mr. DuRant's spouse.

 (13) This includes 508 shares owned by Mr. Floyd's spouse and 1,260 shares he holds as custodian for the benefit of his grandchildren.

 (14) This includes 20,449 shares owned by Mr. Looper through the Employee Stock Ownership Plan, 54,675 shares of common stock issuable to Mr. Looper under the Corporation's stock option plans, 1,965 shares owned by Mr. Looper's spouse, and 154 shares that Mr. Looper holds as custodian for the benefit of his child.

 (15) This includes 2,349 shares owned by Mr. McElveen's spouse and 1,283 shares owned by his children.

 (16) This includes 2,853 shares owned by Mr. Nichol's spouse and 1,881 shares owned by his children.

 (17) This includes 3,012 shares owned by Mr. Roger's spouse.

 (18) This includes 3,120 shares of common stock issuable to Mr. Smith under the Corporation's stock option plans and 19,560 shares owned by his children.

 (19) This includes 3,151 shares owned by Mr. Swaim's spouse.

 (20) This includes 80 shares owned by Mr. Swanson through the Employee Stock Ownership Plan and 20,925 shares of common stock issuable to Mr. Swanson under the Corporation's stock option plans.

 (21) This includes 1,012 shares owned by Mr. Thomas's spouse and 374 shares owned by his child.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Corporation's directors, its executive officers, and any persons holding more than ten percent of the Corporation's common stock are required to report their ownership of the Corporation's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Corporation is required to report in this Proxy Statement any failure by such persons to file by these dates during 1998. To the best of the Corporation's knowledge, its directors and officers satisfied these filing requirements in 1998, except the following instances. During 1998, the initial Form 3 Reports for Mason R. Chrisman, Robin H. Dial, Chester A. Duke, Charles B. McElveen, John C. B. Smith, Jr., and Arthur P. Swanson were filed late. In December 1998, a Form 4 was filed late by W. Cecil Brandon, Jr. reporting two transactions for the year 1986. In October 1998, a Form 4 was filed late by James E. Burroughs reporting two transactions for 1998. In August 1998, a Form 4 was filed late by J. Bryan Floyd reporting one transaction for 1997 and one transaction for 1998. In making these statements, the Corporation has relied on the written representations of its directors and officers and copies of the reports that they have filed with the Commission.


                        ITEM 1 -- ELECTION OF DIRECTORS

     The Articles of Incorporation and By-Laws of the Corporation call for the Board of Directors to consist of a maximum of twenty (20) persons. The Board currently consists of twenty directors. The Articles and By-Laws also call for the terms of the Board of Directors to be staggered so that approximately one-third of the directors are elected each year to three-year terms. The Board of Directors of the Corporation has proposed that the number of directors to be elected in 1999 to serve three-year terms be fixed at six; that the number to serve two-year terms be fixed at two; that the number to serve a one-year term be fixed at two; and that the ten nominees set out in the following section be elected for the terms indicated. Messrs. Zeb M. Thomas, Sr. and Admah Lanier, Jr. retired as directors of the Corporation during 1998. All the nominees are presently serving as directors of the Corporation.

     Each nominee has indicated that he is able and willing to serve on the Board of Directors. If any nominee becomes unable to serve, the shares represented by all properly completed proxies will be voted for the election of the substitute recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

     The Corporation recommends that you vote in favor of all the nominees named below for election to the Board of Directors.


      INFORMATION REGARDING THE BOARD AND DIRECTORS STANDING FOR ELECTION

     The persons indicated with an asterisk (*) below are nominated for election to serve until the annual meeting of shareholders in the year their terms expire. It is the intention of the persons named in the proxy to vote for the election of all nominees. The other persons listed are current directors and executive officers of the Corporation elected to serve until the year their term will expire.

                                     SERVED       YEAR
                                       AS         TERM
                                    DIRECTOR      WILL                        PRINCIPAL OCCUPATION
          NAME              AGE       SINCE      EXPIRE                        FOR PAST FIVE YEARS
------------------------   -----   ----------   --------   ----------------------------------------------------------
C. Jason Ammons, Jr.*       53       1987        2002      Owner -- Sea Mist Resort
Howell V. Bellamy, Jr.      62       1989        2000      Chairman of the Board -- Bellamy Rutenberg, Copeland,
                                                              Epps, Gravely and Bowers, P.A. (Attorney)
W. Cecil Brandon, Jr.       69       1974        2000      Chairman of the Board -- Brandon Advertising & Sales
                                                              Co., Inc.
James E. Burroughs          52       1989        2001      Chairman of the Board -- Burroughs & Chapin Company
C. Donald Cameron           70       1974        2000      President -- Inlet Development Corporation
Mason R. Chrisman*          61       1998        2002      Chairman -- Harbor Equities
Stephen L. Chryst           53       1978        2001      Chairman of the Board, President and Chief Executive
                                                              Officer of the Corporation
Robert E. Coffee, Jr.       51        NA          NA       Executive Vice President and Chief Administrative
                                                              Officer -- The Anchor Bank
Robin H. Dial*              53       1998        2002      Partner -- DDMS Real Estate
Chester A. Duke*            59       1998        2001      Vice Chairman -- The Anchor Bank
Robert R. DuRant, III       53        NA          NA       Executive Vice President and Chief Credit Officer -- The
                                                              Anchor Bank
J. Bryan Floyd              63       1994        2001      Owner and Operator, Hoskins Restaurant; President,
                                                              Caro-Stand Corporation d/b/a Bay Tree Golf Plantation
Tommy E. Looper*            51       1993        2002      Executive Vice President, Chief Financial Officer, and
                                                              Secretary of the Corporation
Charles B. McElveen*        50       1998        2000      Owner -- Swamp Fox Timber Co.
W. Gairy Nichols, III*      47       1987        2002      Owner -- Dunes Realty, Inc.
Ruppert L. Piver            59       1994        2001      Rural Letter Carrier for U. S. Postal Service; previously
                                                              owner of R.L. Piver Landscaping and Hauling
Thomas J. Rogers*           62       1974        2002      President -- Grand Strand Broadcasting Corporation
John C. B. Smith, Jr.*      54       1998        2001      Owner -- John C. B. Smith, Jr. Real Estate
Albert A. Springs, III      59       1974        2001      Owner -- H. B. Springs Company (Insurance)
J. Roddy Swaim              53       1987        2000      Owner -- Dunes Realty, Inc.
Arthur P. Swanson*          47       1998        2000      Executive Vice President -- The Anchor Bank
Harry A. Thomas             49       1994        2000      President -- Thomas Real Estate Company

----------
(*) Nominee for election.

NA Executive officer that is not a member of the Board of Directors.


How are Directors Compensated?

     Directors of the Corporation who are also members of the Board of Directors of The Anchor Bank (the "Bank") receive $250 per quarter and $1,000 per special Board meeting (not held on a regularly scheduled meeting date) attended for their services to the Corporation. In addition, these directors earn fees for their services on the Bank Board. Directors of the Corporation who are not members of the Board of Directors of the Bank receive $250 per quarter and $1,000 per regular or special Board meeting attended for their services to the Corporation. All committee members receive $300 for each committee meeting attended and payment for one excused absence, if applicable.


How Often Did the Board Meet During Fiscal 1998?

     The Board of Directors of the Corporation met twelve times in 1998. All directors attended at least 75% of the meetings of the Board of Directors of the Corporation during 1998, except Director Bellamy.


                            COMMITTEES OF THE BOARD

What Committees Has the Board Established?

     The Corporation has standing Executive, Audit, Loan, and Compensation Committees. The Executive Committee also serves as the nominating committee.

     Audit/Compliance Committee. The Audit/Compliance Committee, which met five times during 1998, consists of C. Jason Ammons, Jr., C. Donald Cameron, W. Gairy Nichols, III, Thomas J. Rogers, Albert A. Springs, III, J. Roddy Swaim, and Harry A. Thomas. The Audit/Compliance Committee has the responsibility of:

   o Recommending to the Board of Directors the engagement or discharge of the independent public accountants.
   o Reviewing with the independent public accountants the plan for and results of the audit engagement.
   o Maintaining direct reporting responsibility and regular communication with the Corporation's internal audit staff.
   o Reviewing the scope and results of the internal audit procedures of the Corporation and its subsidiaries.
   o Approving the services to be performed by the independent public accountants.
   o Reviewing the degree of independence of the public accountants.
   o Considering the range of audit and nonaudit fees.
   o Reviewing the adequacy of the Corporation's system of internal accounting controls.

     Compensation Committee. The Compensation Committee met two times during 1998, and consists of C. Donald Cameron, J. Bryan Floyd, Thomas J. Rogers, Albert A. Springs, III, J. Roddy Swaim, and Zeb M. Thomas, Sr. The Compensation Committee makes recommendations to the Board of Directors on the Corporation's compensation policies and compensation of the executive officers.

     Executive Committee. The Executive Committee met fifteen times during 1998, and consists of Howell V. Bellamy, Jr., C. Donald Cameron, Stephen L. Chryst, J. Bryan Floyd, W. Gairy Nichols, III, Thomas J. Rogers, Albert A. Springs, III, and Zeb M. Thomas, Sr. The Executive Committee is responsible for all corporate issues not specifically addressed by the other committees of the Board of Directors. Some of these issues include corporate strategy, long range planning issues, and identifying and screening candidates to fill vacancies on the Board of Directors. The Executive Committee also makes recommendations regarding the size and composition of the Board of Directors. This committee will consider recommendations for director nominees made by shareholders of the Corporation. Any shareholder nominations must be made in writing to the Chief Executive Officer of the Corporation and must provide the candidate's name, biographical data and qualifications.

     During 1998, Director Cameron attended less than 75% of the Audit Committee meetings, and Director Burroughs attended less than 75% of the Loan Committee meetings.


                  CERTAIN RELATIONS AND RELATED TRANSACTIONS

     The Corporation has had in the past, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risks of collectibility or present other unfavorable features.

     Albert A. Springs, III, director of the Corporation, is the owner of H.B. Springs Company, an insurance agency. During 1998, the Corporation and its subsidiaries purchased insurance through this company. The premiums paid for such insurance are considered reasonable in relation to those premiums that would have been paid to a third party. Howell V. Bellamy, Jr., director of the Corporation, is the Chairman of the Board of the law firm of Bellamy, Rutenberg, Copeland, Epps, Gravely and Bowers, P.A. The law firm rendered legal services to the Corporation and its subsidiaries during 1998. The fees paid for these legal services are considered reasonable in relation to those fees that would have been paid to a third party. Ruppert L. Piver, director of the Corporation, leases land to The Anchor Bank on which its Hampstead, North Carolina office is located. The lease expires on December 31, 2002, but the Bank has the option to extend the lease for two additional ten-year periods. The current rental rate is approximately $3,600 annually. The Corporation made payments of approximately $3,600 in 1998. Management believes that the terms of the lease are as favorable as would have been obtainable from a third party.

     Other than these transactions, there were no material transactions with any directors, officers, principal shareholders and their associates during 1998.


                            EXECUTIVE COMPENSATION

Compensation Committee Report of Executive Compensation

     The Compensation Committee's executive compensation philosophy (which includes the Chief Executive Officer) is to provide competitive levels of compensation, integrate management's pay with the achievement of the Corporation's annual and long-term performance goals, recognize individual initiative and achievement, and assist the Corporation in attracting and retaining qualified management. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Corporation's industry and also considers general economic conditions and other external factors.

     Base salaries for executive management are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the financial services industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Corporation, the performance of the executive, and any increased responsibilities assumed by the executive.

     Compensation paid during 1998 to executive officers consisted of base salary, bonus, matching contributions paid to the Corporation's 401(k) Plan, and ESOP contributions. Payments to the Corporation's 401(k)

Plan and ESOP are made to all employees on a non-discriminatory basis. The Corporation adopted Salary Continuation Agreements for its executive officers in 1996.

     The Corporation has an existing executive management incentive bonus program, which is administered by the Compensation Committee. The amounts, which are awarded annually, are determined based upon a combination of the level of achievement by the Corporation of its strategic and operating goals and the level of achievement of individual objectives by participants.

     During 1998, in addition to the successful completion of two very significant mergers, the Corporation achieved a return on average assets of 1.14% and a return on average stockholders' equity of 16.19% excluding nonrecurring charges associated with the two mergers completed during the year. Also during 1998, the Corporation experienced an internal growth rate of 15.3%.

     It is the philosophy of the Compensation Committee that corporate performance is reviewed annually and that stock options and other equity compensation should be awarded to key employees who have contributed to the Corporation's success. This provides an increased incentive for key employees to contribute to the future success and prosperity of the Corporation, thus enhancing the value of the Corporation's common stock for the benefit of the Corporation's stockholders. This philosophy will increase the ability of the Corporation to attract and retain individuals of exceptional skill upon whom, in large measure, the Corporation's sustained progress, growth and profitability will depend.

     The Corporation adopted a Non-Qualified Stock Option Plan during 1988 covering certain of its officers. Options granted under this plan vested at 25% per year. The exercise period for options granted under this plan is ten years from each vesting date. During the year ended December 31, 1988, participating officers, including certain executive officers, received options to purchase an aggregate of 165,588 common shares at an average option price of $5.92 per share. No options were granted under this plan during 1998 and all shares were vested at December 31, 1998. The Corporation adopted the Anchor Financial Corporation, The Anchor Bank and The Anchor Bank of North Carolina Incentive Stock Option Plan of 1994 during 1994 covering certain of its officers. Options granted under this plan vest on a cumulative basis for one-third of the shares on each of the first three anniversaries of the grant. During the year ended December 31, 1995, participating officers, including certain executive officers, received options to purchase an aggregate of 225,000 common shares at an average option price of $9.67 per share. Under this plan, all of these shares were vested at December 31, 1998. The exercise period for options granted under this plan is ten years from the grant date. Both of the companies that were merged in 1998 had stock option plans and options outstanding under those plans were converted to options to purchase shares of the Corporation. At December 31, 1998, Messrs. Chryst, Coffee, Duke, DuRant and Looper had options to purchase 95,480, 42,117, 11,745, 55,300 and 54,675 common shares, respectively, at an average price of $8.35 per share.

     The Corporation has adopted certain broad-based employee benefit plans including retirement and life insurance plans in which executive officers participate. The value of these items is set forth in the Executive Compensation Table under "All Other Compensation." Executive officers also may have received perquisites in connection with their employment not described in any of the tables in this proxy statement. Such perquisites totaled less than 10% of their cash compensation in 1998. The foregoing benefits and compensation generally are not directly or indirectly tied to the Corporation's performance.


     Based on the factors discussed above and a review by the Compensation Committee, Messrs. Coffee, DuRant and Looper received increases in base pay of 11.7%, 11.1% and 11.0%, respectively, at the beginning of 1998. Mr. Duke received a 5.0% increase in base pay at the beginning of 1998 from the predecessor company. Subsequent to the two mergers, their salaries were adjusted to reflect the added responsibility of their positions relative to the new size of the Corporation, and Messrs. Coffee, Duke, DuRant and Looper received increases of 21.6%, 25.9%, 23.3% and 38.4%, respectively. Since this action was taken in the latter part of 1998, there were no increases given at the beginning of 1999. Messrs. Coffee, Duke, DuRant, and Looper were awarded a bonus of 27.2%, 14.1%, 24.8% and 57.8% of their base salaries paid for the year 1998, respectively.

     Mr. Stephen L. Chryst has been Chief Executive Officer of the Corporation since 1982. Mr. Chryst's 1998 compensation consisted of base salary, cash bonus, certain perquisites (which did not exceed 10% of his base salary and bonus) and the various forms of other compensation described in the preceding paragraphs. Mr. Chryst's base salary was set at $333,000 by the Compensation Committee at the beginning of 1998, an increase of 11.0% from 1997. Upon the completion of the two mergers, the Compensation Committee again reviewed the salaries of the executive officers and increased the base salary of Mr. Chryst to $465,000. The level of base salary was based in part on compensation levels of chief executive officers of comparable companies and the total assets of the Corporation. Mr. Chryst's cash bonus was determined principally by the achievement of certain performance goals on a predetermined scale set by the Compensation Committee which include goals for return on average assets, return on average stockholders equity and asset growth rate. These performance achievements resulted in a cash bonus to Mr. Chryst of $217,755 or 57.8% of his annual salary amount. The Compensation Committee believes that the Corporation's strong performance during 1998 and the completion of two significant mergers were directly related to Mr. Chryst's leadership and that all compensation paid to him was warranted.

     Periodically, independent compensation consultants are engaged to review the total compensation of all members of executive management as compared with peers with comparable responsibilities in other companies. Results of the study are reported to the Compensation Committee.

                             Compensation Committee

                             C. Donald Cameron
                             J. Bryan Floyd
                             Thomas J. Rogers
                             Albert A. Springs, III
                             J. Roddy Swaim
                             Zeb M. Thomas, Sr.

Executive Compensation Table

     The following table discloses compensation for services in all capacities for the three years ended December 31, 1998, which was paid by the Corporation to those executive officers whose total annual salary and bonus exceeded $100,000.


                          EXECUTIVE COMPENSATION TABLE



                                                                            Long-Term
                                                                           Compensation
                                                                          -------------
                                               Annual Compensation(1)       Securities
                                              -------------------------     Underlying      All Other
Name and Principal Position           Year       Salary        Bonus        Options(#)   Compensation(2)
----------------------------------   ------   -----------   -----------   ------------- ----------------
Stephen L. Chryst                    1998      $377,000      $217,755              0         $36,293
Chairman, President and              1997       300,000       163,000              0          30,390
Chief Executive Officer              1996       260,004       111,760              0          30,714

Robert E. Coffee, Jr.                1998      $143,667      $ 39,114              0         $20,809
Executive Vice President and         1997       120,000        38,900              0          19,803
Chief Administrative Officer --      1996       107,500        35,608              0          16,769
The Anchor Bank

Chester A. Duke                      1998      $158,692      $ 22,300              0         $28,076
Vice-Chairman of                     1997       140,000             0         11,745          37,043
the Board -- The Anchor Bank         1996       132,300         3,000              0          28,754

Robert R. DuRant, III                1998      $161,667      $ 40,039              0         $16,101
Executive Vice President and         1997       135,000        52,900              0          13,254
Chief Credit Officer --              1996       113,125        45,056              0          10,376
The Anchor Bank

Tommy E. Looper                      1998      $194,000      $112,054              0         $25,101
Executive Vice President and         1997       155,000        84,216              0          23,021
Chief Financial Officer              1996       135,624        56,320              0          25,655

----------
(1) The aggregate amount of perquisites and other personal benefits not reported above during 1998 for any individual named above did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported above for such named executive officer.

(2) The amounts disclosed in this column include:

    (a) The Corporation adopted an Employee Stock Ownership Plan ("ESOP") effective January 1, 1982 covering all employees with at least one-year of continuous service. The ESOP is administered by eight members of the Board of Directors of the Corporation. Contributions to the ESOP, which are discretionary with the Board of Directors, are used to purchase shares of the Corporation's stock. The shares are held in trust for each employee until retirement, death, or break in service. Each participant is allocated a portion of the contribution in proportion to his compensation up to $160,000 relative to the aggregate compensation of all participants. Participants employed less than seven years will be less than 100% vested in their account in the ESOP. Benefits are distributed in the form of shares of the Corporation's stock. For the year 1998, the Corporation's contribution to the ESOP was $310,422, including contributions of $4,649, $4,649, $2,718, $4,649 and $4,649 for Messrs. Chryst, Coffee,
         Duke, DuRant, and Looper, respectively.

  (b) The Corporation adopted a pre-tax savings plan ("401(k) Plan") effective June 1, 1991 covering all employees with at least three-months of continuous service. Under the 401(k) Plan, employees are eligible to contribute up to 15% of compensation up to the statutory limit. The 401(k) Plan allows for discretionary employer matching contributions. For the year 1998, the Board of Directors approved a discretionary employer matching contribution of 100% of compensation contributed by the employee up to 3% of the employee's total compensation. The discretionary employer matching contributions will cover all employees with at least one-year of continuous service. Participants employed less than seven years will be less than 100% vested in the discretionary employer matching contributions portion of their account in the 401(k) Plan. For the year 1998, the Corporation's matching contribution to the 401(k) Plan was $224,419, including a matching contribution of $4,800, $4,800, $291, $4,800, and $4,800 for
         Messrs. Chryst, Coffee, Duke, DuRant, and Looper, respectively. Mr. Duke also participated in the 401(k) and Money Purchase Pension Plan provided by M&M Financial Corporation, which were terminated at the time of merger. Contributions to these plans on his behalf during 1998 totaled $12,408.

  (c) Officers that are directors and members of the committees of the Board of Directors receive fees for attendance at such meetings in the same manner as outside directors. For the year 1998, the Corporation paid in director and committee fees $25,500, $10,300, $8,800, $5,500, and
         $14,500 to Messrs. Chryst, Coffee, Duke, DuRant, and Looper, respectively.

  (d) Payment was made by the Corporation in the year 1998 of premiums of $1,344, $1,060, $1,135, $1,152, and $1,152 for group term life insurance on behalf of Messrs. Chryst, Coffee, Duke, DuRant and Looper, respectively. The Corporation also paid $2,724 in premiums for additional life insurance on Mr. Duke.

  (e) On January 27, 1996, the Corporation and its subsidiary, The Anchor Bank, entered into Salary Continuation Agreements with Stephen L. Chryst, Robert E. Coffee, Jr., Robert R. DuRant, III, and Tommy E. Looper. These Agreements provide for a continuation of salary payments to these executives upon retirement, termination, death or disability. The Agreements have a vesting schedule that requires 8 years of service after the date of the Agreements before an executive is 100% vested. In the event of a change in control of the Corporation or The Anchor Bank, the vesting schedule is stepped up to 100%. The normal retirement benefit payable to the executives each year for 15 years when each executive retires after reaching age 65 would be $150,600, $36,900, $46,308 and $53,300 for Messrs. Chryst, Coffee, DuRant, and Looper, respectively. The vested termination benefits for each of the executives upon termination prior to a normal retirement date for reasons other than death or disability and prior to a change in control would be the vested portion of the accrued liability for the normal retirement benefit. Mr. Duke also had a similar salary continuation agreement with M&M Financial Corporation in which he became 100% vested with the change of control. The agreement provides a normal retirement benefit payable to Mr. Duke of $48,208 each year for 19 years beginning at age 65.

Options Grants For Fiscal 1998

     There were no options granted to executive officers in 1998.


Option Exercises And Values For Fiscal 1998

     The following table sets forth the aggregated option exercises in fiscal 1998 by the named executive officers and the value of such officers' unexercised options at December 31, 1998.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES TABLE



                                                                   Number of Securities              Value of Unexercised
                                                                  Underlying Unexercised             In-The-Money Options
                                                                   Options At FY-End(#)                  At FY-End(2)
                                                              -------------------------------   ------------------------------
                           Shares Acquired        Value
Name                        on Exercise(#)     Realized(1)     Exercisable     Unexercisable     Exercisable     Unexercisable
-----------------------   -----------------   -------------   -------------   ---------------   -------------   --------------
Stephen L. Chryst               24,520           $652,903        95,480             0            $2,492,097           $0
Robert E. Coffee, Jr.            5,963            176,516        42,117             0             1,073,986            0
Chester A. Duke                      0                  0        11,745             0               219,330            0
Robert R. DuRant, III           11,900            347,754        55,300             0             1,440,133            0
Tommy E. Looper                 11,800            339,633        54,675             0             1,424,925            0

----------
(1) The value is calculated by subtracting the exercise price from the market value on the date of exercise.

(2) The value is determined by subtracting the exercise or base price from the market value of the underlying securities at the fiscal year-end. The market value of the Corporation's common stock at its fiscal year-end of December 31, 1998 was $34.00 per share.


Comparative Performance Graph

     The following chart shows a five-year comparison of the cumulative total return on the Corporation's stock, assuming reinvestment of dividends, with that of a broad equity market index, the Nasdaq Stock Market Composite Index, and with that of a published industry index, the Nasdaq Bank Stocks Index.

     The yearly percentage change in the cumulative total return on the Corporation's stock is computed by dividing the sum of the cumulative amount of dividends for the five year period ended December 31, 1998, assuming dividend reinvestment, and the difference between the Corporation's share price at December 31, 1998 and December 31, 1993 by the share price at December 31, 1993. The Nasdaq Stock Market Composite Index and the Nasdaq Bank Stocks Index are constructed using this methodology for large samples of companies. The Corporation has previously used the Dow Jones Equity Market Index and the Dow Jones Regional Banks-South Index. The Corporation's common stock is listed on The Nasdaq Stock Market(R) and the companies included in the Nasdaq Stock Market Composite Index and the Nasdaq Bank Stocks Index are considered more closely related to the Corporation.

[PERFORMANCE GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS]





                                         1993           1994           1995           1996           1997           1998
                                         ----           ----           ----           ----           ----           ----
Anchor Financial Corporation            100.00         108.19         158.92         266.42         412.04         429.89
Nasdaq Stock Market Composite Index     100.00          97.75         138.26         170.01         208.58         293.21
Nasdaq Bank Stocks Index                100.00          99.64         148.38         195.91         328.02         324.90




                ITEM 2 -- PROPOSAL FOR LONG TERM INCENTIVE PLAN

     The Board of Directors of the Corporation recommends approval of the proposed Anchor Financial Corporation 1999 Long Term Incentive Plan ("Plan") as described below. The proposed Plan must be approved by the holders of a majority of the common stock of the Corporation. A copy of the proposed Plan is attached to this proxy statement as Exhibit A.

     Purpose. The purpose of the proposed Plan is to advance the interests of the Corporation by providing favorable opportunities for key employees of the Corporation and its subsidiaries to purchase or receive shares of the Corporation's common stock or to benefit from the appreciation of the Corporation's common stock. The Corporation believes the proposed Plan will provide an increased incentive for its key employees to contribute to the future success and prosperity of the Corporation, thus enhancing the value of the Corporation's common stock for the benefit of the Corporation's stockholders. The Corporation also believes the proposed Plan will increase the ability of the Corporation to attract and retain individuals of exceptional skill upon whom, in large measure, the Corporation's sustained progress, growth and profitability will depend.

     A maximum number of 275,000 shares of common stock of the Corporation are to be reserved for stock options and restricted shares that may be granted under the proposed Plan. Upon approval of the proposed Plan, approximately 79,000 shares of common stock reserved for stock options that were authorized but not granted under previous stock option plans will become part of the 275,000 reserved shares associated with the proposed Plan and all ungranted options of the previous stock option plans will be canceled.

     Administration. The Plan will be administered by the Corporation's Compensation Committee. The Committee has been authorized by the Board of Directors to act in this capacity and all members of the Committee serve for such terms as the Board of Directors determines and may be removed by the Board of Directors. In addition to its authority to grant stock options and make restricted stock awards as described below, the Committee is authorized to administer and interpret the Plan, subject to its express provisions. To be consistent with recent changes to the securities laws, the Plan directs that the Board of Directors appoint individuals to the Committee who qualify as "non-employee directors," "outside directors" or "disinterested persons" as defined in the securities laws and the Internal Revenue Code of 1986.

     Limitations. Under the Plan, the option price of options granted will not be less than the fair market value of a share of the Corporation's stock on the date the option is granted. If an incentive stock option is granted to a person who at the time of the grant owns more than 10% of the Corporation's stock, the option price for that person will be at least 110% of the fair market value of a share of the Corporation's common stock. Under the Plan, "fair market value" means the average of the high and low reported sales prices of the Corporation's common stock on the date of the grant as reported on The Nasdaq Stock Market(R). As of March 1, 1999, the closing sales price for the Corporation's common stock as reported on The Nasdaq Stock Market was $24.25 per share. In the case of incentive stock options, the aggregate fair market value of all shares becoming exercisable for the first time by any individual in any one calendar year under any incentive stock option plan shall not exceed $100,000.

     Persons Who May Participate. Awards may be granted under the Plan to those key employees of the Corporation or its subsidiaries as the Committee from time to time selects.

     Types of Awards. Awards granted under the Plan may include Incentive Stock Options ("ISO's") intended to meet all the requirements of an "Incentive Stock Option" as defined in Section 422 of the Code, nonqualified stock options ("NSO's"), and restricted stock awards.

     Agreements. Each award granted under the Plan must be evidenced by a written agreement. Each agreement will comply with and be subject to the Plan. An agreement also may contain other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Committee.

     The exercise price of an option must be paid in cash or delivery of already-owned shares of Corporation common stock equal in value to the exercise price.

     The term of the Plan will be ten (10) years from the effective date of the Plan. The term of outstanding options will be fixed by the Committee according to the terms of the Plan. No option granted under the Plan will be exercisable after 10 years from the date of grant and may terminate sooner under the terms of the Plan or the option agreement. Any ISO granted to a person who at the time of the grant owns more than 10% of the Corporation's stock must be exercised within five years of the grant date. Each option will be exercisable under a vesting schedule to be determined by the Committee.

     The Plan provides that ISOs generally will be exercisable for up to one year after termination of service as a result of a death or disability, and for up to three months after other terminations of service. NSOs generally will be exercisable for up to one year after termination of service for death, disability or retirement or within three (3) months after other terminations of service. Terminations of a participant in the Plan for cause as defined in the Plan or competition by an optionee with the Corporation or its subsidiaries, will cause any options granted to the participant to be forfeited.

     Restricted Stock Awards. As part of the Plan, the Committee is authorized to make awards of Corporation common stock to persons eligible to participate in the Plan. Any restricted shares awarded under the Plan will be subject to a restriction period -- meaning that the person receiving the award must remain employed by the Corporation during the specified restriction period in order to become vested in the restricted shares -- and transfer restrictions -- meaning that the restricted shares cannot be sold, exchanged, transferred, or pledged during the restriction period. Whenever a person receives a restricted stock award, he will receive an actual stock certificate for the number of shares awarded (subject to the restriction period and transfer restrictions) and will be able to vote the shares and receive dividends and other distributions on the shares just like any other shareholder.

     If the person receiving the restricted shares ceases to be employed by the Corporation before the end of the restriction period (except for death, disability or retirement) all restricted shares are forfeited. If the person receiving the restricted shares dies, becomes disabled or retires before the end of the restriction period, all restrictions on the shares lapse. Notwithstanding the foregoing, if the employment of a person is terminated for cause or the person competes with the Corporation, all restricted shares that have been received by that person are forfeited.

     Transferability. No award under the Plan will be assignable or transferable, other than by will or the laws of descent and distribution, and, during the recipient's lifetime, may be exercised only by the recipient of the award or in case of disability, by his or her legal representative.

     Amendment and Termination of the Plan. The Plan may be modified, amended, or terminated by the Board of Directors, except that shareholder approval is required for any amendment that would

      o materially modify the eligibility requirements for receiving options and restricted shares;

      o increase the total number of shares of common stock that may be issued for options and restricted shares except in case of stock splits, stock dividends or other types of reorganization of the capital structure;

      o reduce the minimum option price, except for adjustments necessitated by stock dividends or splits;

      o extend the period for granting options and restricted shares under the Plan; or

      o materially increase in any other way the benefits accruing to participants.

     Adjustment of Shares. In the event of any changes in the outstanding stock of the Corporation by reason of stock dividends, stock splits, or any other increase or decrease in the number of shares of the Corporation's common stock effected without receipt of consideration by the Corporation (except conversion of convertible securities), the Committee, subject to any required action by the shareholders, will make proportional adjustments in the maximum number of shares subject to the Plan, the number of securities subject to any outstanding Award, and the per share price of such securities. The determination by the Committee of the applicable adjustments is final.

     Corporate Transactions. In the event of a merger or consolidation or a sale of substantially all the assets or a liquidation or dissolution of the Corporation or other change in control of the Corporation or subsidiaries that hire the participant, all outstanding options will immediately vest and all restrictions on the restricted stock awards shares will lapse.


Federal Income Tax Consequences

     The federal income tax consequences to the Corporation and to any person granted an award under the Plan under the existing applicable provisions of the Internal Revenue Code and the regulations thereunder are substantially as follows:

     Nonqualified Stock Options. No income will be recognized by a participant upon the grant of an NSO so long as the exercise price is equal to the fair market value of the Corporation's common stock on the date of grant. On the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price and the Corporation will be allowed a deduction in such amount. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option exercise price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin at the time the NSO is exercised. If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis of the already-owned shares will be carried over to the equivalent number of shares received upon exercise; the tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the date such shares are acquired.

     Under Section 162(m) of the Code, certain compensation payments in the excess of $1 million are subject to a limitation on deductibility for the Corporation. The limitation on deductibility applies to that portion of a compensation payment for a taxable year in excess of $1 million to either the Corporation's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board of Directors approval is obtained. The Plan has been drafted to allow compliance with those performance-based criteria.

     Incentive Stock Options. Upon the exercise of an ISO prior to the termination of the ISO under the provisions of the Plan, for federal tax purposes the optionee will recognize no income at the time of exercise (although the optionee at that time will have income for alternative minimum income tax purposes) and no deduction will be allowed to the Corporation for federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year after the date of exercise of the option and (b) two years after the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option price paid (or, generally, if loss, the excess of the amount realized on the sale of the shares over the price), and the optionee will have capital gain or loss, long-term or short-term, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the option price paid by the optionee (increased by the amount of ordinary income, if any, so recognized by the optionee on the transaction).

     Restricted Stock Awards. Upon the receipt of shares under stock awards subject to vesting and other substantial restrictions, a participant generally will recognize taxable ordinary income when the shares cease to be subject to such restrictions in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for such shares. However, within 30 days after the date the shares are received, a participant may elect under Section 83(b) of the Code to recognize taxable ordinary income at the time of receipt in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares and any appreciation after the date of the transfer will be taxed as long-term or short-term capital gain when the shares are sold. In that case, no additional income will be recognized by a participant upon the lapse of restrictions on the shares and any appreciation after the date of the transfer will be taxed as long or short-term capital gain when the shares are sold. However, if the shares are subsequently forfeited, a participant may not deduct the ordinary income recognized at the time of receipt of the shares and the participant will have a capital loss equal to the amount, if any, paid for such shares.

     Awards under the Plan. No awards have been made under the Plan. Since awards under the Plan are discretionary, the Corporation cannot currently determine the number of shares that will be subject to Awards in the future under the Plan.

     The Board of Directors recommends a vote "For" approval of the Plan.


                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP served as the Corporation's independent auditors in 1998. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. They will have the opportunity to present a statement if they desire to and will be available to respond to appropriate questions.

     At this time, the Audit Committee has not selected a firm to serve as the Corporation's auditors for 1999. The Audit Committee is presently considering proposals that it has received from several accounting firms, including a proposal from PricewaterhouseCoopers LLP, to serve as the Corporation's auditors. The Audit Committee expects to complete its review of these proposals and make its recommendation to the Board within a few weeks after the annual meeting. Shareholder approval is not required to ratify the Audit Committee's recommendation.


                                 OTHER MATTERS

     The Corporation does not intend to present any matters for action other than those listed in the Notice of Annual Meeting and has not been informed that any persons intend to present any other matters for action at the meeting. However, if any other matters are properly brought before the meeting, the persons designated as proxies will vote in accordance with their best discretion on such matters.

                            ADDITIONAL INFORMATION

     Shareholder Proposals for the 2000 Annual Meeting. Any proposal that a shareholder intends to present at the 2000 Annual Meeting must be received at the Corporation's Principal Offices (2002 Oak Street, Myrtle Beach, South Carolina 29577, Attention: Corporate Secretary) not later than November 30, 1999. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

     Availability of Annual Report on Form 10-K. A copy of the Corporation's Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the Securities and Exchange Commission, is available free of charge to each shareholder of record upon written request to the Corporate Secretary, Anchor Financial Corporation, 2002 Oak Street, Myrtle Beach, South Carolina 29577.


                                            By Order of the Board of Directors


                                            STEPHEN L. CHRYST
                                            Chairman of the Board
                                            President and Chief Executive
                                            Officer

Myrtle Beach, South Carolina
March 30, 1999

                                   EXHIBIT A


                         ANCHOR FINANCIAL CORPORATION

                         1999 LONG TERM INCENTIVE PLAN


                                   ARTICLE I

                                    PURPOSE

     The purpose of the Anchor Financial Corporation 1999 Long Term Incentive Plan (the "Plan") is to advance the interests of Anchor Financial Corporation (the "Corporation") by providing favorable opportunities for key employees of the Corporation and its subsidiaries to purchase or receive shares of the Corporation's Common Stock or to benefit from the appreciation thereof. The Corporation believes the Plan will provide an increased incentive for its key employees to contribute to the future success and prosperity of the Corporation, thus enhancing the value of the Corporation's Common Stock for the benefit of the Corporation's stockholders. The Corporation also believes the Plan will increase the ability of the Corporation to attract and retain individuals of exceptional skill upon whom, in large measure, the Corporation's sustained progress, growth and profitability will depend.


                                  ARTICLE II

                                  DEFINITIONS

     For purposes of the Plan, the following capitalized terms shall have the respective meanings set forth in this Article.

     2.1. "Board" shall mean the Board of Directors of the Corporation.

     2.1A. "Change In Control" shall mean a transaction in which over 50% of the stock of the Corporation is acquired or the Corporation is merged or consolidated with another corporation in an acquisition transaction (in which the Corporation is not the survivor) or the Corporation sells substantially all of the assets of the Corporation, or the Subsidiary which employs the Participant is merged or consolidated with another entity not owned at least 50% by the Corporation or its Subsidiary or such Subsidiary has a change of control in which more than 50% of the stock of the Subsidiary is acquired or such Subsidiary sells substantially all of its assets.

     2.2. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     2.3. "Committee" shall mean the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan which shall be composed of at least three persons, all of whom shall be Disinterested Persons, Non-employee Directors, or Outside Directors.

     2.4. "Common Stock" shall mean the no par value Common Stock of Anchor Financial Corporation.

     2.5. "Corporation" shall mean Anchor Financial Corporation.

     2.5A. "Disability" shall mean the Participant's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

     2.6. "Disinterested Persons, Non-employee Directors, or Outside Directors" shall mean disinterested persons within the meaning of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended, other securities laws or the Code.

     2.7. "Employer" shall mean the corporation that employs an Optionee or Grantee.

     2.8. "Fair Market Value" shall mean the average of the high and low reported sales prices of the Common Stock on the NASDAQ Stock Market Composite Tape on the day on which such value is to be determined, or if no shares were traded on such day, then on the last preceding day on which such sales occurred.

     2.9. "Grantee" shall mean an employee of the Corporation or a Subsidiary who has been granted one or more Restricted Shares.

     2.10. "ISO" shall mean an incentive stock option within the meaning of
Section 422 of the Code.

     2.11. "Non-ISO" shall mean a stock option that is not an ISO.

     2.12. "Option" shall mean, a stock option granted under the Plan.

     2.13. "Option Price" shall mean the purchase price of a share of Common Stock under an Option.

     2.14. "Optionee" shall mean an employee of the Corporation or a Subsidiary who has been granted one or more Options.

     2.15. "Parent Corporation" shall mean a parent corporation, as defined in
Section 424(e) of the Code.

     2.16. "Participant" shall mean an Optionee or a Grantee.

     2.17. "Plan" shall mean the Anchor Financial Corporation 1999 Long Term Incentive Plan.

     2.18. "Restricted Share" shall mean a share of Common Stock issued to a Grantee pursuant to Article VII for which the Restriction Period has not yet expired.

     2.19. "Restriction Period" shall mean a period of time prescribed by the Committee during which a Grantee must remain employed with the Corporation or a Subsidiary in order to become vested in the Restricted Shares granted to him pursuant to Article VII hereof. The Restriction Period shall terminate as of the date the restrictions imposed on Restricted Shares lapse.

     2.20. "Retirement" shall mean the discontinuation of employment with the Employer by a Participant who is fifty-five years of age or older.

     2.21. "Subsidiary" shall mean The Anchor Bank, any corporation, partnership or venture in which Anchor Financial Corporation has an interest (whether direct or indirect), except that with reference to any lSO granted hereunder "Subsidiary" shall mean a subsidiary corporation as defined in
Section 424(f) of the Code.

     2.22. "Termination Date" shall mean a date fixed by the Committee but not later than the day preceding the tenth anniversary of the date on which the Option is granted.

                                  ARTICLE III

                                ADMINISTRATION

     3.1. General Authority of Committee. Subject to the provisions of the Plan, the Committee shall administer the Plan and shall have full power to grant Options and Restricted Shares, interpret the Plan, establish and amend rules and regulations for the administration of the Plan, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper.

     3.2 Authority reserved to Board. Subject to the provisions of the Plan, the Board shall have the right to establish policies and criteria pursuant to which the Committee shall grant Options and Restricted Shares and administer the Plan. Subject to the provisions of the Plan, and pursuant to any policies and criteria established by the Board, the Committee shall, in its sole discretion, determine the employees of the Corporation or its Subsidiaries to whom Options and Restricted Shares shall be granted, the number of shares subject to Options and Restricted Shares, the dates after which Options and Restricted Shares may be exercised in whole or in part, whether Options shall be ISOs or Non-ISOs, and the terms and conditions of the Options and Restricted Shares.

     3.3. Cancellation and Reissuance of Options. The Committee may at any time, in its sole discretion, with the consent of the Optionee, cancel any Option and issue to the Optionee a new Option for a number of shares of Common Stock equal to or less than the number of shares then subject to the Cancelled Option and at a lower Option Price than the Option Price applicable to the cancelled Option; provided that such lower Option Price shall not be less than the Fair Market Value of a share of Common Stock on the date such new Option is granted.

     3.4. Actions by Committee. Any decision made, or action taken, by the Committee or the Board in connection with the Plan shall be final and conclusive.


                                  ARTICLE IV

                  SHARES SUBJECT TO THE PLAN AND TERM OF PLAN

     The maximum number of shares of Common Stock with respect to which Options and Restricted Shares may be granted under the Plan shall be 275,000 subject to adjustment in accordance with Article X of the Plan. The shares of Common Stock to be issued under the Plan may be either authorized but unissued or reacquired shares. If an Option or Restricted Share, or any portion thereof, expires or is terminated for any reason without having been exercised in full, the shares covered by such Option or Restricted Share shall be available for the future grant of Options and Restricted Shares under the Plan.

     No Option or Restricted Shares shall be granted under this Plan after ten
(10) years from the effective date of this Plan and the Plan shall terminate on that date, but Options or Restricted Shares theretofore granted may extend beyond that date in accordance with the Plan.

                                   ARTICLE V

                                  ELIGIBILITY

     Options and Restricted Shares may be granted to key employees of the Corporation or its Subsidiaries selected by the Committee. Options and Restricted Shares may be granted under the Plan only to persons who are employed by the Corporation or a Subsidiary at the time of the grant. Members of the Board who are not employees of the Corporation shall not be eligible to be granted Options and Restricted Shares under the Plan.


                                  ARTICLE VI

                               TERMS OF OPTIONS

     6.1. Option Agreements. All Options shall be evidenced by written agreements executed by the Corporation and the Optionee. Such agreements shall be subject to the applicable provisions of the Plan and shall contain such provisions as are required by the Plan and any other provisions not inconsistent with the Plan that the Committee may prescribe. All agreements evidencing Options shall specify the total number of shares subject to each Option, the Option Price and the Termination Date. The Committee will determine, in its sole discretion, whether each Option granted under the Plan will be an ISO or a Non-ISO.

     6.2. Option Price. The Option Price shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted, except as provided in Section 6.4 hereof.

     6.3. Period of Exercise. Each Option shall be exercisable only during a term fixed by the Committee ending on the Termination Date designated by the Committee. Except as otherwise determined by the Committee, no Option shall be exercisable before one year after the date of grant of the Option. The Committee shall determine whether an Option shall be exercisable in full at any time during the term or in cumulative or non-cumulative installments during the term. The Committee may amend an Option to accelerate the date or dates after which the Option may be exercised in whole or in part. Notwithstanding any other provision herein, ISOs granted hereunder shall be exercisable in whole or in part from time to time, subject to any vesting schedule that may be included in the ISO, beginning on the date of the grant of the ISO and ending no later than the expiration of ten (10) years from the date of grant of the ISO, unless an earlier expiration date shall be stated in the Option or the Option shall cease to be exercisable pursuant to the terms hereof.

     6.4. Special Rules Regarding ISOs Granted to Certain Employees. No ISO shall be granted to any Optionee who, at the time the Option is granted, owns (directly or within the meaning of Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Employer or of any Subsidiary or Parent Corporation thereof, unless (i) the Option Price under such Option is at least 110 percent of the Fair Market Value of a share of Common Stock on the date the Option is granted and (ii) the Termination Date of such Option is a date not later than the day preceding the fifth anniversary of the date on which the Option is granted.

     6.5. Manner of Payment. An Option, or portion thereof, shall be exercised by the Optionee's payment of the full Option Price of the shares being purchased pursuant to the Option. An Optionee may exercise an Option with respect to less than the full number of shares for which the Option may then be exercised, but an Optionee must exercise the Option in whole shares of Common Stock. The price of the Common Stock purchased pursuant to an Option, or portion thereof, may be paid (i) in cash or by check, or (ii) through the delivery of shares of Common Stock with an aggregate Fair Market Value on the date of exercise equal to the

Option Price of the shares being purchased, or (iii) by any combination thereof. The Committee may determine acceptable methods for tendering shares of Common Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Common Stock to exercise an Option as it deems appropriate.

     6.6. Cessation of Employment other than by Reason of Death, Disability or Retirement. If an Optionee ceases to be employed by the Corporation or a Subsidiary otherwise than by reason of death, Disability or Retirement, each Option held by the Optionee, together with all rights hereunder, shall be exercisable only within a period of three months from the date of cessation of employment and only to the extent that such Options could have been exercised on the date of cessation of employment except that no option shall be exercisable after the Termination Date. All Options not exercisable on the date of cessation of employment shall be terminated. Notwithstanding anything contained herein to the contrary, if a Participant's employment with the Corporation or any Subsidiary is terminated for cause (fraud, embezzlement, failure to perform job responsibilities, etc.) as determined by the Board, in the Board's sole discretion, or if a Participant competes with the Corporation or any Subsidiary, any Option granted to that Participant shall be immediately revoked and terminated and the Participant shall have no further rights under this Plan. For purposes of this Plan, competition with the Corporation or any Subsidiary shall include direct or indirect ownership of or employment with a financial services business within a 100 mile radius of any office operated by the Corporation or any of its subsidiaries.

     6.7. Cessation of Employment by Reason of Death or Disability. In the event of the death or Disability of an Optionee while employed by the Corporation or a Subsidiary, an Option may be exercised (to the extent that the Optionee was entitled to exercise the Option on the date of the Optionee's death or Disability) at any time prior to the first anniversary of the date of the Optionee's death or Disability by the person to whom the Optionee's rights under such Option shall pass by will or by the applicable laws of descent and distribution in case of death or by the Optionee or the Optionee's legal representative in case of Disability, except that no Option shall be exercisable after the Termination Date. Any person to whom an Optionee's rights under an Option have passed by will or by the applicable laws of descent and distribution shall be subject to all terms and conditions of the Plan and the agreement executed by the Optionee. All Options not exercisable on the date of the Optionee's death or Disability shall be terminated.

     6.8. Cessation of Employment by Reason of Retirement. In the event of the Retirement of an Optionee, each Non-ISO held by the Optionee, together with all rights hereunder, shall be exercisable only within a period of one year from the date of Retirement and each ISO held by the Optionee, together with all rights hereunder, shall be exercisable only within a period three (3) months from the date of Retirement; any Option shall be exercised only to the extent that such Option could have been exercised on the date of Retirement, except that no Option shall be exercisable after the Termination Date. All Options not exercisable on the date of Retirement shall be terminated.

     6.9. Business Combinations. Options may be granted under the Plan on such terms and conditions as the Committee consider appropriate, which may differ from those provided in the Plan when such Options are granted in substitution for stock options held by employees of other companies who concurrently become employees of the Corporation or a Subsidiary as the result of a merger or consolidation of the employing Corporation with, or the acquisition of the property or stock of the employing Corporation by, the Corporation or a Subsidiary; provided, however, that notwithstanding any other provision herein, for ISOs this Plan shall contain the terms required under Section 422 and other applicable provisions of the Code and all ISOs granted under the Plan shall comply in all respects with the provisions of the Code.


                                  ARTICLE VII

                               RESTRICTED SHARES

     7.1. Restricted Shares. All Restricted Share grants shall be evidenced by a stock certificate issued by the Corporation in the name of the Grantee. The Grantee shall thereupon be a shareholder of all the shares represented by the certificate or certificates. As such, the Grantee will have all the rights of a shareholder with respect to such shares, including the right to vote them and to receive all dividends and other distributions (subject to Section 7.2) paid with respect to them, provided, however, that the shares shall be subject to the restrictions in Section 7.3. Stock certificates representing Restricted Shares will be imprinted with a legend stating that the shares represented thereby may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except in accordance with this Plan's terms, and each transfer agent for the Common Stock shall be instructed to like effect in respect of such shares. In aid of such restrictions, the Grantee shall, immediately upon receipt of the certificate(s) therefor, deposit such certificate(s) together with a stock power or other instrument of transfer, appropriately endorsed in blank, with an escrow agent designated by the Committee, under a deposit agreement containing such terms and conditions as the Committee shall approve, the expenses of such escrow to be borne by the Corporation.

     7.2. Stock Splits, Dividends, etc. If, due to a stock split, stock dividend, combination of shares, or any other change or exchange for other securities by reclassification, reorganization, merger, consolidation, recapitalization or otherwise, the Grantee, as the owner of Restricted Shares subject to restrictions hereunder, shall be entitled to new, additional, or different shares of stock or securities, the certificate or certificates for, or other evidences of, such new, additional, or different shares or securities, together with a stock power or other instrument of transfer appropriately endorsed, also shall be imprinted with a legend as provided in Section 7.1 and deposited by the Grantee under the above-mentioned deposit agreement. When the event(s) described in the preceding sentence occur, all Plan provisions relating to restrictions and lapse of restrictions will apply to such new, additional, or different shares or securities to the extent applicable to the shares with respect to which they were distributed, provided, however, that if the Grantee shall receive rights, warrants or fractional interests in respect of any of such Restricted Shares, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interests may be settled, by the Grantee free and clear of the restrictions hereafter set forth.

     7.3. Restrictions on Restricted Shares. During the Restricted Period applicable to such shares and except as otherwise specifically provided in the Plan, none of such shares shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of.

     7.4. Lapse of Restriction Period. A Grantee shall become vested in Restricted Shares granted to him by remaining in the employment of the Corporation or a Subsidiary during the entire Restriction Period following the date of such grant. The Committee shall determine the Restriction Period or Periods which shall apply to the shares of Common Stock covered by each grant of Restricted Shares, provided that in no case shall the Restriction Period be less than one year.

     7.5. Cessation of Employment other than by Reason of Death, Disability or Retirement. If a Grantee ceases to be employed by the Corporation or a Subsidiary otherwise than by reason of death, Disability or Retirement prior to the expiration of the Restriction Period, all Restricted Shares held by the Grantee shall be forfeited to the Corporation and the Grantee shall have no further claim to such shares. Notwithstanding any other provisions herein, if any Grantee, regardless of such Grantee's age, ceases to be employed by the Corporation or a Subsidiary due to termination for cause or if a Grantee competes with the Corporation or its Subsidiaries as set forth in Section 6.6, all Restricted Shares held by the Grantee shall be forfeited to the Corporation and the Grantee shall have no further claim to such shares.

     7.6. Cessation of Employment by Reason of Death or Disability. In the event of the death or Disability of a Grantee while employed by the Corporation or a Subsidiary, all restrictions on the Restricted Shares owned by the Grantee shall lapse. Nothing in this Plan will preclude the transfer of such Restricted Shares, on the Grantee's death, to the Grantee's legal representatives or estate, nor preclude such representatives from transferring any of such shares to the person(s) entitled thereto by will or the laws of descent and distribution.

     7.7. Cessation of Employment by Reason of Retirement. In the event of the Retirement of a Grantee, all restrictions on the Restricted Shares held by the Grantee shall lapse, except as provided in Section 7.5.


                                 ARTICLE VIII

                        CHANGE IN OWNERSHIP OR CONTROL

     In the event the Corporation becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Corporation will not be the surviving corporation or the holders of its Common Stock will receive securities of another corporation, all Options outstanding under the Plan shall be exercisable immediately upon the consummation of such merger, consolidation, sale of assets, or other corporate reorganization and shall otherwise continue under their existing terms and all restrictions on Restricted Shares shall lapse immediately upon the consummation of such merger, consolidation, sale of assets, or other corporate reorganization. In addition, all of the Options outstanding under the Plan shall be exercisable and restrictions on all or any portion of Restricted Shares outstanding shall lapse immediately prior to any other Change in Control as defined herein.


                                  ARTICLE IX

                          LIMITATION ON ISO EXERCISE

     The aggregate Fair Market Value (determined as of the date an ISO is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year under the Plan or any other incentive stock option plan maintained by the Employer or by any Subsidiary or Parent Corporation of the Employer shall not exceed $100,000. Such limitation shall not affect the exercise of Non-ISOs otherwise exercisable under the terms hereof.

                                   ARTICLE X

                                  ADJUSTMENTS

     If (i) the Corporation shall at any time be involved in a transaction to which Section 424(a) of the Code is applicable; (ii) the Corporation shall declare a dividend payable in, or shall subdivide or combine, its Common Stock; or (iii) any other event shall occur that in the judgment of the Committee necessitates adjusting the terms of the outstanding Options or Restricted Shares, the Committee shall forthwith take any action that in its judgment shall be necessary to preserve each Participant's rights substantially proportionate to the rights existing prior to such event and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options or Restricted Shares, the number of shares available under Article IV above shall be increased or decreased, as the case may be, proportionately. The judgment of the Committee with respect to any matter referred to in this Article shall be conclusive and binding upon each Participant.


                                  ARTICLE XI

                           MISCELLANEOUS PROVISIONS

     11.1. Amendment and Termination of Plan. The Board may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Board may deem appropriate; provided, however, that no such amendment shall be made without the approval of the stockholders of the Corporation that would (i) materially modify the eligibility requirements for receiving Options and Restricted Shares; (ii) increase the total number of shares of Common Stock that may be issued pursuant to Options and Restricted Shares, except as provided for in accordance with Article X of the Plan; (iii) reduce the minimum Option Price, except as provided for in accordance with
Article X of the Plan; (iv) extend the period for granting Options and Restricted Shares under the Plan; or (v) materially increase in any other way the benefits accruing to Participants. No amendment, suspension or termination of the Plan shall without the Participant's consent, alter or impair any of the rights or obligations under any Option or Restricted Share theretofore granted to a Participant under the Plan. The Board may amend the Plan, subject to the limitations set forth herein, in such manner as it deems necessary to permit the granting of Options and Restricted Shares meeting the requirements of future amendments or issued regulations, if any, to the Code.

     11.2. Government and Other Regulations. The obligation of the Corporation to issue or transfer and deliver shares for Options and Restricted Shares exercised under the Plan shall be subject to all applicable laws, regulations, rules, orders and approval that shall then be in effect and required by government entities or the stock exchanges on which the Common Stock is traded.


     11.3. No Employment or Stockholder Rights. The Corporation and its Subsidiaries specifically reserve the right to terminate (whether by dismissal, discharge, retirement or otherwise) any Participant's employment with the Corporation or a Subsidiary at any time at will, or as otherwise provided by an agreement between the Corporation or a Subsidiary and the Participant. Neither the Participant nor any person entitled to exercise the Participant's rights in the event of the Participant's death shall have any rights of a stockholder with respect to the shares subject to each Option and Restricted Share, except to the extent that, and until, such shares shall have been issued upon the exercise of each Option or upon the expiration of the Restriction Period for Restricted Shares.

   11.4. Plan Expenses. Any expense of administering the Plan shall be borne by the Corporation.

   11.5. Withholding Taxes.

           (a) The Corporation may, in its discretion, require a Participant to pay to the Corporation, in connection with the exercise of an Option or the lapse of restrictions on a Restricted Share or other event that will require a Participant to recognize ordinary income with regard to the Stock received by exercise of an Option or with regard to the Restricted Stock, an amount that the Corporation deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise or lapse of restriction.

           (b) At any time when a Participant is required to pay to the Corporation an amount required to be withheld under applicable income or other tax laws in connection with the exercise of an Option or the lapse of restrictions on a Restricted Share or otherwise, the Corporation may, in its sole discretion, allow the Participant the option of satisfying this obligation in whole or in part by paying such obligation to the Corporation in shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined.

           (c) If a Participant is an officer of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934, then the use of shares of Common Stock to pay the withholding tax is subject to such additional restrictions as are imposed by the Securities Exchange Act of 1934.

     11.6. Nontransferability. Each Option and Restricted Share shall, during the Participant's lifetime, be exercisable only by the Participant, and neither an Option, Restricted Share nor any other right hereunder shall be transferable otherwise than by will or the laws of descent and distribution or be subject to attachment, execution or other similar process. Except as allowed herein, if any attempt is made by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of an Option, Restricted Share or of any right hereunder, or if any levy or any attachment, execution or similar process is made upon the rights or interest hereby conferred, the Corporation shall have the right to terminate the Option or Restricted Share by notice to the Participant and the Option or Restricted Share, as the case may be, shall thereupon become null and void.

     11.7. Stockholder and Effective Date. The effective date of the Plan shall be the date of its adoption by the Board; provided, however, that the Plan shall not be effective unless approved by the affirmative votes of the holders of a majority of the securities of the Corporation present or represented and entitled to vote at a duly held meeting of the Corporation's stockholders.

     The Corporation has adopted this Plan effective,       1999. The Chairman
and Chief Executive Officer of the Anchor Financial Corporation has executed
this Plan document this day of,       1999.



                                            ANCHOR FINANCIAL CORPORATION



                                            BY:
                                                --------------------------------